UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 27, 2009

ML Macadamia Orchards, L.P.

(Exact name of registrant as specified in its charter)

Delaware	1-9145	99-0248088
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

26-238 Hawaii Belt Road, Hilo, Hawaii	96720
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 808-969-8057

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Employment agreements, effective October 1, 2009, with the principal executive officer, principal financial officer and named executive officer were executed on October 27, 2009.  The agreements provide that the Partnership shall employ each individual for a minimum term of twenty-four (24) months (principal executive officer) or eighteen (18) months (principal financial officer and named executive officer) on a rolling basis.  Thus, the employment agreements shall always have twenty-four (24) months or eighteen (18) months to run based upon the employee.  Either party has the right to terminate the evergreen portion of the employment agreement.  All current benefits provided by the Partnership shall remain in effect except for the severance provision.  The employment agreement provides for additional severance pay beyond their entitlement under current benefits provided by the Partnership should the employees be terminated Without Cause or if they should resign for Good Reason as defined in the agreements. The agreements include limited covenants not to compete and for non-disclosure of confidential information.

The total severance which would be payable under the agreements is the equivalent of 24 months of base pay or the IRS code limit which is currently $490,000 for Dennis J. Simonis, president and CEO and 18 months of base pay or $180,000 for Wayne W. Roumagoux, vice president and chief financial officer and $205,500 for Randolph Cabral, senior vice president of operations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ML Macadamia Orchards, L.P.
(Registrant)

Date: October 30, 2009
	By:	ML Resources, Inc.
Managing General Partner

	By:	/s/ Dennis J. Simonis
Dennis J. Simonis
President and Chief Executive Officer